EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements of Talon International Inc. (formerly known as Tag-It Pacific, Inc.) on Form S-8 (File Nos. 333-119712, 333-109854, 333-98577, 333-66356, 333-44592, 333-84099,
333-50267)  and Form S-3  (File  Nos.  333-121095,  333-106494,  333-145344  and
333-111612) of our report dated April 9, 2007 relating to our audit of the consolidated financial statements, and the financial statement schedule, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A No. 2 of Talon International Inc. (formerly known as Tag-It Pacific, Inc.) for each of the two years ended December 31, 2006.


/s/ Singer Lewak Greenbaum & Goldstein LLP
------------------------------------------
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 10, 2008